UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT SOLICITATION STATEMENT

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

Filed by the Registrant	/ /

Filed by a party other than the Registrant	/X/

Check the appropriate box:

/ /	Preliminary Consent Solicitation Statement

/ /	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

/ /	Definitive Consent Solicitation Statement

/X/	Definitive Additional Materials

/ /	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV

(Name of Registrant as Specified in Its Charter)

Everest Housing Investors 2, LP

                (Name of Person(s) Filing Consent Solicitation Statement, if other than the Registrant)

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/X/	No fee required

/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)
(4)	Proposed maximum aggregate value of transaction:
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/ /	Fee paid previously with preliminary materials

/ /

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date filed:

Everest Housing Investors 2, LP

199 S. Los Robles Ave., Suite 200

Pasadena, California 91101

January 17, 2008

Dear Limited Partner:

We hope that you have had a chance to review the Solicitation of Consents that we sent you, dated November 16, 2007, in which we are seeking the approval by written consent of the limited partners (the “Limited Partners”) of Boston Financial Qualified Housing Tax Credits L.P. IV, a Massachusetts limited partnership (the “Partnership”), to remove the current general partners (Arch Street VIII, Inc. and Arch Street IV L.P., affiliates of MMA Financial, Inc. (“MMA”)) and to elect Everest Housing Management, LLC, a California limited liability company (“New GP)”, as the successor general partner of the Partnership. You have probably also received a solicitation from MMA, asking you not to vote to remove MMA or to revoke any vote you may have already made.

In addition, we are aware that another party, Anise, L.L.C., has an offer outstanding to purchase limited partnership units.

We recognize this may be confusing, and that you are receiving conflicting statements and conflicting recommendations, and therefore it may be easier to do nothing rather than decide what to do, but please consider the following:

•

WE BELIEVE THE NEW GP WILL MAXIMIZE THE LIQUIDATION PROCEEDS TO LIMITED PARTNERS by more effectively liquidating the remaining assets, by making sure that any contingent payments due from past disposition deals are diligently collected (which the current general partners did not do), and by distributing cash promptly (which the current general partners did not do). If you wonder whether the current general partners have done their best to liquidate the partnership, or have been taking the easy way out because they do not really have a stake in the partnership, then the only way you will have a chance to find out is to replace them with a new, unaffiliated general partner, as we have proposed.

•

ONLY A NEW UNAFFILIATED GENERAL PARTNER WILL FIND OUT WHY THE CURRENT GENERAL PARTNERS STILL HAVE NOT EXPLAINED THE DETAILS OF THE “BANKING ARRANGEMENT” THEY HAD, how long it existed, how MMA calculated what the Partnership lost as a result of that banking arrangement, and whether they really paid back all that they should have.

•	PAST DISPOSITIONS OF PARTNERSHIP ASSETS FOR NOMINAL AMOUNTS SHOULD BE SCRUTINIZED, but obviously the current general partners are not going to investigate the dispositions that they made.

•

THE ONLY WAY LIMITED PARTNERS CAN BE SURE THAT MMA HAS TO ACCOUNT FOR ITSELF IS TO REMOVE MMA AND ELECT A NEW GP. The New GP will not have a conflict of interest when investigating how MMA has managed the Partnership.

We urge you to carefully read the Consent Solicitation Statement previously sent to you, and to vote. Your vote is important. Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the Proposal. To be sure your vote is represented, please sign, date and return the enclosed GREEN Consent of Limited Partner form as promptly as possible in the enclosed, prepaid envelope. If you have any questions, please contact Everest at: (800) 611-4613.

We are extending the Expiration Date. The solicitation of Consents will expire at 5:00 p.m. Eastern Time on the earlier to occur of the following dates (the “Expiration Date”): (i) February 14, 2008 or such later date to which Everest determines to extend the solicitation or (ii) the date Everest determines the Required Consents are received. Everest reserves the right to extend this solicitation of Consents for such period or periods as it may determine in its sole discretion from time to time; provided, however that it will not extend this solicitation past October 15, 2008.

Very Truly Yours,

EVEREST HOUSING INVESTORS 2, LP